Exhibit 99.2

WAIVER OF TRANSFER RESTRICTIONS

(As adopted by the Board of Directors
of Dex Media, Inc. on May 13, 2013)

Pursuant to Section K of Article 13 (the “Transfer Restrictions”) of the Amended and Restated Certificate of Incorporation of Dex Media, Inc. (the “Company”), the Board of Directors hereby waives, effective from and after the date hereof until the waiver is revoked as described below, the application of the Transfer Restrictions to all Persons that engage in any Transfer of the Company’s Common Shares that would otherwise be subject to the Transfer Restrictions, and hereby consents to any such Transfers that would otherwise be subject to the Transfer Restrictions, provided in each case that such Person delivers a written notice to the Company no later than 10 days after the date any such Transfer occurs (the “Waiver”).  Such written notice must (i) set forth amount of the Company’s Common Shares Transferred, (ii) the Transfer date and the name of the counter-party (if known) and (iii) shall be given or made by delivery in person, by courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the Company at the following address: Dex Media, Inc., 2200 W. Airfield Drive, DFW Airport, Texas 75261  Attn: General Counsel.  Such notice shall be deemed satisfied by the timely filing of Schedule 13D pursuant to Rule 13d-1 (or the timely filing of an amendment to Schedule 13D pursuant to Rule 13d-2) promulgated under the Securities Exchange Act of 1934 or by the filing of a Schedule 13G (or an amendment to an existing Schedule 13G) within the 10 day period described above.

This Waiver may be revoked by resolution of the Board of Directors at any time if the Board of Directors deems such revocation necessary or appropriate, at its sole option and election, to protect against an “ownership change,” as such term is defined under Section 382 of the Code and the Treasury Regulations promulgated thereunder.  Such revocation shall become effective at the beginning of the first business day following the date on which the Company issues a public announcement of such revocation.  In the event that, immediately after the close of any “testing date,” as such term is defined under Section 382 of the Code and the Treasury Regulations promulgated thereunder, the Percentage Share Ownership of one or more 4.9-percent Shareholders has increased by at least 35 percentage points over the lowest Percentage Share Ownership of such 4.9-percent Shareholders at any time during the period beginning on the Effective Date and ending on such testing date, then the Waiver shall be automatically revoked without any prior action by the Board of Directors.

The Board directs the Company’s chief financial officer to continue to monitor the Transfers and transactions that would otherwise be subject to the Transfer Restrictions, maintain a log regarding the Transfers and transactions for purposes of determining whether and when the Board’s waiver of the Transfer Restrictions should be revoked and report to the Board on a periodic basis about these Transfers and transactions.

As used herein, the following capitalized terms have the following meanings:

•                  “4.9-percent Shareholder” a Person with a Percentage Share Ownership of 4.9% or more.

•                  “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

•                  “Common Shares” means any interest in Common Stock of the Company.

•                  “Common Stock” shall have the meaning given to such term in the Amended and Restated Certificate of Incorporation of the Company.

•                  “Company Securities” means (i) Common Shares, (ii) shares of preferred stock issued by the Company (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v) and 1.382-4) to purchase Securities of the Company, and (iv) any Shares.

•                  “Effective Date” means the date of filing of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware.

•                  “Percentage Share Ownership” means the percentage Share Ownership interest of any Person for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation §§ 1.382-2T(g), (h), and (k) and 1.382-4 or any successor provision.  For the sole purpose of determining the Percentage Share Ownership of any entity (and not for the purpose of determining the Percentage Share Ownership of any other Person), Company Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation §1.382-2T(h)(2)(i)(A).

•                  “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity; provided, however, that the term Person shall not include a Public Group.

•                  “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

•                  “Securities” means securities of the Company within the meaning of Delaware law.

•                  “Share Ownership” means any direct or indirect ownership of Shares, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations promulgated thereunder.

•                  “Shares” means any interest that would be treated as “stock” of the Company pursuant to Treasury Regulation § 1.382-2T(f)(18).

•                  “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Company, that alters the Percentage Share Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v) and 1.382-4). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Company, nor shall a Transfer include the issuance of Shares by the Company.

•                  “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.